FOR IMMEDIATE RELEASE	CONTACT:	Allan E. Sturges
January 2, 2008		(919) 687-7800, ext. 887
(919) 687-7821 fax
allan.sturges@mfbonline.com

M&F BANCORP, INC. DECLARES DIVIDEND FOR 4TH QUARTER

Durham, NC — (January 2, 2008) — M&F Bancorp, Inc. (the “Company”) today announced that its Board of Directors approved a five-cent ($.05) per share quarterly dividend. Each shareholder of record as of the close of business on January 3, 2008 is entitled to receive $.05 for each share of common stock held at the close of business on this date. The payment date is Thursday, January 10, 2008.

M&F Bancorp, Inc., a bank holding company with assets of approximately $228 million as of September 30, 2007, is the parent company of Mechanics and Farmers Bank. The Company's common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission, and is available at www.sec.gov.

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